Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Todd Wyatt Office: 210-255-6157 Wireless: 210-347-3540 todd.wyatt@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2010

Third Quarter Highlights

-  Worldwide revenue of $506.7 million, up from $504.4 million in the prior-year period as reported and up 2% on a constant currency basis

-  Worldwide Active Healing SolutionsTM (“AHS”) revenue of $358.4 million, down 1% from the prior-year period as reported; up 1% on a constant currency basis

▪	United States AHS revenue of $262.9 million increased 1% compared to the third quarter of 2009

-  Worldwide Regenerative Medicine revenue of $84.9 million, up 18% from the prior-year period

-  Worldwide Therapeutic Support Systems (“TSS”) revenue of $63.4 million, down 12% from the prior-year period and down 10% on a constant currency basis

-  Diluted net earnings per share of $1.06, up 16% from the prior-year period

▪	Diluted net earnings per share up 11% on an adjusted non-GAAP basis from the prior-year period

San Antonio, Texas, October 26, 2010 – Kinetic Concepts, Inc. (NYSE: KCI) today reported third quarter 2010 total revenue of $506.7 million compared to $504.4 million in the third quarter of 2009 and up 2% from the second quarter of 2010.  Total revenue for the first nine months of 2010 was $1.49 billion, a 2% increase from the prior-year period.  Unfavorable foreign currency exchange rate movements reduced total revenue for the third quarter of 2010 by 1%, while having a nominal impact on total revenue for the first nine months of 2010 compared to the corresponding periods of the prior year.

Net earnings for the third quarter of 2010 were $75.8 million, or $1.06 per diluted share on a GAAP basis, compared to $64.6 million, or $0.91 per diluted share, for the third quarter of 2009, representing increases of 17% and 16%, respectively, from the prior-year period.  Third quarter net earnings per diluted share on a non-GAAP basis, excluding non-cash, acquisition-related items were $1.20, up 11% from the prior-year period on a comparable, non-GAAP basis.

“I am pleased with our third quarter performance, particularly in our important US V.A.C.® Therapy segment which grew both year-over-year and sequentially,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “Additionally, we are now realizing benefits from our strategic investments:  AHS expansion into Japan, LifeCell expansion into EMEA and introduction of innovative therapies including: V.A.C.VIA™, single patient use V.A.C.® Therapy, ABThera™ for the open abdomen and Prevena™ for surgically-closed incisions.  We believe these initiatives hold great promise for our future.”

Revenue Recap – Third Quarter and First Nine Months of 2010

Worldwide revenue from AHS products was $358.4 million for the third quarter of 2010 and $1.039 billion for the first nine months of 2010, compared to $360.6 million and $1.039 billion, respectively, for the corresponding periods of 2009.  On a constant currency basis, worldwide AHS revenue in the third quarter of 2010 increased approximately 1% from the prior-year period due primarily to higher global rental and sales volumes, partially offset by lower realized pricing.  For the first nine months of 2010 worldwide AHS revenue was comparable to the prior-year period.

North American AHS revenue of $275.5 million for the third quarter of 2010 increased 2% from the prior-year period resulting from improved unit volumes.  Third quarter 2010 AHS revenue from the United States increased slightly more than 1% from the same period one year ago and 3% sequentially.  Revenue of $792.0 million for the first nine months of 2010 was comparable to the same period of the prior year. Foreign currency exchange rate movements had a negligible impact on North American AHS revenue for the third quarter and first nine months of 2010 as compared to the prior-year periods.

EMEA/APAC AHS revenue was $82.9 million for the third quarter of 2010, down from $89.7 million in the prior-year period due primarily to foreign currency exchange rate movements, which unfavorably impacted third quarter EMEA/APAC AHS revenue by 6% compared to the prior-year period.  On a constant currency basis, third quarter EMEA/APAC AHS revenue decreased 2% compared to the same period one year ago due largely to continued pricing pressures stemming from increased levels of competitive activity and increased European Union healthcare spending austerity measures, partially offset by increased rental and sales volumes in the region due primarily to the successful launch of V.A.C.® Therapy in Japan.  For the first nine months of 2010, AHS revenue in the EMEA/APAC region was $247.1 million, compared to $247.5 million in the first nine months of 2009.  For the first nine months of 2010, foreign currency exchange rate movements negatively impacted EMEA/APAC AHS revenue by 1% compared to the prior year.

Total revenue from our LifeCell division was $84.9 million and $247.7 million for the third quarter and first nine months of 2010, respectively, up 18% from both prior-year periods.  Sales of Strattice™, our porcine-based reconstructive tissue matrix, comprised 42% of total Regenerative Medicine revenue for the period, up from 33% in the comparable prior-year period.  The EMEA region contributed 2% of the Regenerative Medicine overall revenue growth for both the third quarter and first nine months of 2010 as we continued to penetrate the European markets.  We have now introduced our Regenerative Medicine products into eleven European countries.

Total TSS revenue was $63.4 million for the third quarter and $203.5 million for the first nine months of 2010 compared to $72.1 million and $217.5 million, respectively, for the same periods one year ago due primarily to lower rental volumes globally, resulting from continued economic weakness and its impact on acute care facilities, a lower incidence of influenza and unfavorable changes in product mix, partially offset by slightly higher levels of capital sales.  Foreign currency exchange rate movements unfavorably impacted worldwide TSS revenue by 2% for the third quarter of 2010 while having no significant impact on the first nine months of 2010 compared to the corresponding prior-year periods.

North American TSS revenue was $41.8 million for the third quarter of 2010, a 10% decrease from the prior-year period, due primarily to fewer hospital therapy days and reduced hospital spending on higher cost therapies, partially offset by increased levels of wound care capital sales.  Foreign currency exchange rate movements favorably impacted North American TSS revenue by 1% in the third quarter.  North American TSS revenue for the first nine months of 2010 was $134.8 million, down 5% from the prior-year period and down 7% on a constant currency basis.  On a constant currency basis, EMEA/APAC TSS revenue decreased 7% for both the third quarter and first nine months of 2010 compared to the same corresponding periods in the prior year due primarily to the impact of prior-year contract losses, as well as utilization changes in select countries and accounts.

Profit Margins

Gross profit for the third quarter and first nine months of 2010 was $289.4 million and $840.9 million, respectively, representing increases of 3% and 5%, respectively, from the same periods of the prior year.  Gross profit margin was 57% for the third quarter of 2010, an increase of approximately 130 basis points from the same period one year ago.  The gross profit margin increase was due primarily to lower product royalty expenses, increased productivity of our service operations and favorable product mix, specifically, higher gross margins associated with our Regenerative Medicine business unit.

Operating profit for the third quarter and first nine months of 2010 was $120.2 million and $322.8 million, respectively, representing increases of 5% and 1%, respectively, from the same periods one year ago.  Third quarter selling, general and administrative (“SG&A”) expenses increased $7.1 million, or 5%, over the third quarter of 2009.  Third quarter SG&A increases included continued investment associated with our entry into Japan, increased selling costs associated with the growth of our LifeCell division and employee separation costs.

Research and development expenses for the third quarter of 2010 decreased 15% from the prior-year period to $20.9 million.  The majority of this decrease was due to the timing of certain programs. Total research and development expenses represented approximately 4% of revenue for the current quarter.

Other Income/Expense Reflects Lower Interest Rates and Focus on Debt Service

Third quarter 2010 interest expense was $21.5 million compared to $25.7 million in the same period of the prior year due to scheduled and voluntary debt payments made over the last twelve months and lower interest rates.  Long-term debt outstanding as of September 30, 2010 consisted of a senior secured term loan of $565.0 million due 2013 and 3.25% senior convertible notes of $690.0 million due 2015.  Foreign currency transaction gains were $2.1 million in the third quarter of 2010 compared to $3.2 million in the prior-year period due primarily to continued volatility in currency exchange rates.

Income Tax Rate

The effective income tax rate for the third quarter and first nine months of 2010 was 25.0% and 28.0%, respectively, compared to 29.7% and 31.1%, respectively, for the corresponding periods in 2009.  The decrease in the effective income tax rate for the third quarter and first nine months of 2010 resulted from a higher percentage of taxable income being generated in lower tax foreign jurisdictions and the favorable resolution of certain tax contingencies during 2010.  The resolution of these tax contingencies favorably impacted net earnings by approximately $2.9 million, or $0.04 per diluted share, in the third quarter of 2010.

Financial Position Demonstrates Liquidity and Strength

Total cash at quarter end was $263.3 million compared to $263.2 million at year end 2009.  During the third quarter, the Company made scheduled and voluntary senior credit facility repayments of $60.0 million from cash-on-hand.  Operating cash flow less net capital expenditures for the first nine months of 2010 was $179.6 million, a decrease of $28.8 million from the same period one year ago due to increases in inventory levels of our Strattice and AlloDerm tissue matrices, and increased income tax payments, partially offset by improved cash collections and higher net earnings.  Total long-term debt outstanding at September 30, 2010 was $1.137 billion on a GAAP basis and $1.255 billion on an economic, or debt-instrument, basis.  As of September 30, 2010 and December 31, 2009, these convertible notes had balances of $572.0 million and $556.2 million, respectively, within our condensed consolidated balance sheets.

Outlook

The Company is reaffirming its 2010 revenue guidance and raising its earnings per share guidance, based on current information and expectations as of October 26, 2010 (in millions, except per share data) as follows:

			% Change
	FY 2009	FY 2010	from 2009
Total revenue	$ 1,993	$ 2,000 – $ 2,030	0% – 2%

Diluted EPS – GAAP basis	$ 3.24	$ 3.52 – $ 3.57	9% – 10%
Acquisition-related adjustments:
Amortization-related adjustments	0.49	0.43
Non-cash interest – accounting
for convertible debt	0.17	0.18
Restructuring and other charges	0.09	0.11

Adjusted Diluted EPS – non-GAAP basis	$ 3.99	$ 4.24 – $ 4.29	6% – 8%

Diluted weighted average shares outstanding	70.5	71.0 – 72.0	1% – 2%

The revenue guidance, relative to 2009, reflects our expectation of continuing volatility in foreign currency exchange rates, stable revenue in our AHS business, double-digit growth in Regenerative Medicine revenue and a high single digit contraction in our TSS business.  In addition, our GAAP earnings per share guidance and the lower end of our adjusted, non-GAAP earnings per share guidance range have been adjusted to reflect the strong earnings performance reported for the third quarter of 2010.

Non-GAAP Financial Information

Within this document, we have included our results for the third quarter and nine months ended September 30, 2010 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring and other significant charges incurred during the first quarter of 2009 and the second quarter of 2010.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2009 and 2010.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing its operating results and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, October 26, 2010.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-469-0048
International Dial-in Number:	+706-758-3983
Conference ID Number:	17818512

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, by clicking on Web cast – Q3 2010 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until October 25, 2011 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 6,800 people and markets its products in 22 countries.  For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for our V.A.C.® Therapy Systems resulting from increased competition, the seasonal slowing of V.A.C.® Therapy unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies and our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of October 26, 2010.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, including, among other sections, under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's web site at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which will be filed with the SEC in early November 2010.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
			%			%
	2010	2009	Change	2010	2009	Change
Revenue:
Rental	$288,970	$298,577	(3.2)%	$852,045	$872,955	(2.4)%
Sales	217,738	205,820	5.8	638,240	592,872	7.7

Total revenue	506,708	504,397	0.5	1,490,285	1,465,827	1.7

Rental expenses	155,765	163,020	(4.5)	464,606	485,463	(4.3)
Cost of sales	61,551	59,940	2.7	184,782	177,745	4.0

Gross profit	289,392	281,437	2.8	840,897	802,619	4.8

Selling, general and administrative expenses	139,512	132,373	5.4	422,103	384,846	9.7
Research and development expenses	20,873	24,669	(15.4)	67,375	68,071	(1.0)
Acquired intangible asset amortization	8,855	10,160	(12.8)	28,570	30,476	(6.3)

Operating earnings	120,152	114,235	5.2	322,849	319,226	1.1

Interest income and other	265	158	67.7	544	646	(15.8)
Interest expense	(21,534)	(25,728)	(16.3)	(67,360)	(80,449)	(16.3)
Foreign currency gain (loss)	2,148	3,183	(32.5)	(3,119)	(3,896)	(19.9)

Earnings before income taxes	101,031	91,848	10.0	252,914	235,527	7.4

Income taxes	25,258	27,279	(7.4)	70,823	73,156	(3.2)

Net earnings	$75,773	$64,569	17.4%	$182,091	$162,371	12.1%

Net earnings per share:
Basic	$1.07	$0.92	16.3%	$2.57	$2.32	10.8%

Diluted	$1.06	$0.91	16.5%	$2.54	$2.31	10.0%

Weighted average shares outstanding:
Basic	70,994	70,150		70,784	70,035

Diluted	71,695	70,666		71,647	70,425

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$263,297	$263,157
Accounts receivable, net	406,043	425,042
Inventories, net	174,695	121,044
Deferred income taxes	21,671	11,715
Prepaid expenses and other	33,403	37,330

Total current assets	899,109	858,288

Net property, plant and equipment	269,581	296,055
Debt issuance costs, net	25,042	35,191
Deferred income taxes	20,133	17,513
Goodwill	1,328,881	1,328,881
Identifiable intangible assets, net	457,781	489,213
Other non-current assets	14,717	13,424

	$3,015,244	$3,038,565

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$68,326	$63,301
Accrued expenses and other	202,927	226,823
Current installments of long-term debt	160,083	132,353
Income taxes payable	3,527	18,484

Total current liabilities	434,863	440,961

Long-term debt, net of current installments and discount	976,896	1,173,808
Non-current tax liabilities	34,386	29,074
Deferred income taxes	167,237	212,257
Other non-current liabilities	3,744	4,994

Total liabilities	1,617,126	1,861,094

Shareholders' equity:
Common stock; authorized 225,000 at 2010 and 2009,
issued and outstanding 71,843 at 2010 and 71,256 at 2009	72	71
Preferred stock; authorized 50,000 at 2010 and 2009; issued and
outstanding 0 at 2010 and 2009	-	-
Additional paid-in capital	841,471	804,111
Retained earnings	539,441	357,350
Accumulated other comprehensive income, net	17,134	15,939

Shareholders' equity	1,398,118	1,177,471

	$3,015,244	$3,038,565

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities:
Net earnings	$182,091	$162,371
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Amortization of convertible debt discount	15,818	14,645
Depreciation and other amortization	119,188	113,869
Provision for bad debt	7,024	7,602
Write-off of deferred debt issuance costs	2,301	2,348
Share-based compensation expense	24,173	22,977
Excess tax benefit from share-based payment arrangements	(1,426)	(515)
Change in assets and liabilities, net of business acquired:
Decrease (increase) in accounts receivable, net	14,829	(14,419)
Increase in inventories, net	(53,353)	(2,725)
Decrease (increase) in prepaid expenses and other	3,927	(1,505)
Increase in accounts payable	5,212	18,484
Decrease in accrued expenses and other	(18,117)	(46,415)
Increase (decrease) in tax liabilities, net	(9,227)	978
Decrease in deferred income taxes, net	(59,325)	(5,212)

Net cash provided by operating activities	233,115	272,483

Cash flows from investing activities:
Additions to property, plant and equipment	(63,255)	(66,019)
Decrease in inventory to be converted into equipment
for short-term rental	9,771	1,969
Dispositions of property, plant and equipment	1,557	4,298
Business acquired in purchase transaction, net of cash acquired	-	(173)
Increase in identifiable intangible assets and other non-current assets	(9,632)	(18,206)

Net cash used by investing activities	(61,559)	(78,131)

Cash flows from financing activities:
Proceeds from revolving credit facility	-	20,000
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(185,059)	(198,990)
Excess tax benefit from share-based payment arrangements	1,426	515
Proceeds from exercise of stock options	10,383	784
Purchase of immature shares for minimum tax withholdings	(1,134)	(242)
Proceeds from the purchase of stock in ESPP and other	3,452	3,336

Net cash used by financing activities	(170,932)	(174,597)

Effect of exchange rate changes on cash and cash equivalents	(484)	2,532

Net increase in cash and cash equivalents	140	22,287
Cash and cash equivalents, beginning of period	263,157	247,767

Cash and cash equivalents, end of period	$263,297	$270,054

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended September 30,
	2010				GAAP		Constant
			Constant	2009	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$275,494	$(0.627)	$274,867	$270,848	1.7%		1.5%
EMEA/APAC	82,898	5,123	88,021	89,732	(7.6)		(1.9)

Total AHS	358,392	4,496	362,888	360,580	(0.6)		0.6

Regenerative Medicine
North America	83,213	(16)	83,197	71,248	16.8		16.8
EMEA/APAC	1,722	60	1,782	519	231.8		243.4

Total Regenerative Medicine	84,935	44	84,979	71,767	18.3		18.4

TSS
North America	41,788	(382)	41,406	46,542	(10.2)		(11.0)
EMEA/APAC	21,593	2,013	23,606	25,508	(15.3)		(7.5)

Total TSS	63,381	1,631	65,012	72,050	(12.0)		(9.8)

Total North America revenue	400,495	(1,025)	399,470	388,638	3.1		2.8
Total EMEA/APAC revenue	106,213	7,196	113,409	115,759	(8.2)		(2.0)

Total Revenue	$506,708	$6,171	$512,879	$504,397	0.5%		1.7%

AHS:
North America revenue
Rental	$196,775	$(308)	$196,467	$193,337	1.8%		1.6%
Sales	78,719	(319)	78,400	77,511	1.6		1.1

Total North America revenue	275,494	(627)	274,867	270,848	1.7		1.5

EMEA/APAC revenue
Rental	39,072	2,453	41,525	43,214	(9.6)		(3.9)
Sales	43,826	2,670	46,496	46,518	(5.8)		-

Total EMEA/APAC revenue	82,898	5,123	88,021	89,732	(7.6)		(1.9)

Total rental revenue	235,847	2,145	237,992	236,551	(0.3)		0.6
Total sales revenue	122,545	2,351	124,896	124,029	(1.2)		0.7

Total AHS Revenue	$358,392	$4,496	$362,888	$360,580	(0.6	) %	0.6%

Regenerative Medicine Revenue:
North America sales revenue	$83,213	$(16)	$83,197	$71,248	16.8%		16.8%
EMEA/APAC sales revenue	1,722	60	1,782	519	231.8		243.4

Total Regenerative Medicine Revenue	$84,935	$44	$84,979	$71,767	18.3%		18.4%

TSS Revenue:
North America revenue
Rental	$35,539	$(310)	$35,229	$41,325	(14.0	) %	(14.8	) %
Sales	6,249	(72)	6,177	5,217	19.8		18.4

Total North America revenue	41,788	(382)	41,406	46,542	(10.2)		(11.0)

EMEA/APAC revenue
Rental	17,584	1,802	19,386	20,701	(15.1)		(6.4)
Sales	4,009	211	4,220	4,807	(16.6)		(12.2)

Total EMEA/APAC revenue	21,593	2,013	23,606	25,508	(15.3)		(7.5)

Total rental revenue	53,123	1,492	54,615	62,026	(14.4)		(11.9)
Total sales revenue	10,258	139	10,397	10,024	2.3		3.7

Total TSS Revenue	$63,381	$1,631	$65,012	$72,050	(12.0	) %	(9.8	) %

(1) Represents percentage change between 2010 Non-GAAP Constant Currency revenue and 2009 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Nine months ended September 30,
	2010				GAAP		Constant
			Constant	2009	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$792,007	$(3,999)	$788,008	$791,837	-%		(0.5	) %
EMEA/APAC	247,064	1,281	248,345	247,490	(0.2)		0.3

Total AHS	1,039,071	(2,718)	1,036,353	1,039,327	-		(0.3)

Regenerative Medicine
North America	243,375	(25)	243,350	208,132	16.9		16.9
EMEA/APAC	4,318	120	4,438	913	372.9		386.1

Total Regenerative Medicine	247,693	95	247,788	209,045	18.5		18.5

TSS
North America	134,751	(2,650)	132,101	141,817	(5.0)		(6.9)
EMEA/APAC	68,770	1,851	70,621	75,638	(9.1)		(6.6)

Total TSS	203,521	(799)	202,722	217,455	(6.4)		(6.8)

Total North America revenue	1,170,133	(6,674)	1,163,459	1,141,786	2.5		1.9
Total EMEA/APAC revenue	320,152	3,252	323,404	324,041	(1.2)		(0.2)

Total Revenue	$1,490,285	$(3,422)	$1,486,863	$1,465,827	1.7%		1.4%

AHS:
North America revenue
Rental	$564,844	$(1,894)	$562,950	$566,274	(0.3	) %	(0.6	) %
Sales	227,163	(2,105)	225,058	225,563	0.7		(0.2)

Total North America revenue	792,007	(3,999)	788,008	791,837	-		(0.5)

EMEA/APAC revenue
Rental	116,209	484	116,693	120,472	(3.5)		(3.1)
Sales	130,855	797	131,652	127,018	3.0		3.6

Total EMEA/APAC revenue	247,064	1,281	248,345	247,490	(0.2)		0.3

Total rental revenue	681,053	(1,410)	679,643	686,746	(0.8)		(1.0)
Total sales revenue	358,018	(1,308)	356,710	352,581	1.5		1.2

Total AHS Revenue	$1,039,071	$(2,718)	$1,036,353	$1,039,327	-%		(0.3	) %

Regenerative Medicine Revenue:
North America sales revenue	$243,375	$(25)	$243,350	$208,132	16.9%		16.9%
EMEA/APAC sales revenue	4,318	120	4,438	913	372.9		386.1

Total Regenerative Medicine Revenue	$247,693	$95	$247,788	$209,045	18.5%		18.5%

TSS Revenue:
North America revenue
Rental	$115,533	$(2,178)	$113,355	$125,828	(8.2	) %	(9.9	) %
Sales	19,218	(472)	18,746	15,989	20.2		17.2

Total North America revenue	134,751	(2,650)	132,101	141,817	(5.0)		(6.9)

EMEA/APAC revenue
Rental	55,459	1,727	57,186	60,381	(8.2)		(5.3)
Sales	13,311	124	13,435	15,257	(12.8)		(11.9)

Total EMEA/APAC revenue	68,770	1,851	70,621	75,638	(9.1)		(6.6)

Total rental revenue	170,992	(451)	170,541	186,209	(8.2)		(8.4)
Total sales revenue	32,529	(348)	32,181	31,246	4.1		3.0

Total TSS Revenue	$203,521	$(799)	$202,722	$217,455	(6.4	) %	(6.8	) %

(1) Represents percentage change between 2010 Non-GAAP Constant Currency revenue and 2009 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2010	2009	Change

Operating earnings	$120,152	$8,855	$-	$-	$-	$129,007	$124,395	3.7%
Net earnings (1)	$75,773	$5,446	$1,800	$3,305	$-	$86,324	$76,170	13.3%
Diluted earnings per share	$1.06	$0.07	$0.02	$0.05	$-	$1.20	$1.08	11.1%

	Nine months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2010	2009	Change

Operating earnings	$322,849	$28,570	$-	$-	$12,711	$364,130	$359,058	1.4%
Net earnings (1)	$182,091	$17,571	$6,241	$9,728	$7,818	$223,449	$203,490	9.8%
Diluted earnings per share	$2.54	$0.24	$0.09	$0.14	$0.11	$3.12	$2.89	8.0%

	Three months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2009

Operating earnings	$114,235	$10,160	$-	$-	$-	$124,395
Net earnings (1)	$64,569	$6,248	$2,293	$3,060	$-	$76,170
Diluted earnings per share	$0.91	$0.09	$0.03	$0.05	$-	$1.08

	Nine months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2009

Operating earnings	$319,226	$30,476	$-	$-	$9,356	$359,058
Net earnings (1)	$162,371	$18,742	$7,069	$9,007	$6,301	$203,490
Diluted earnings per share	$2.31	$0.27	$0.10	$0.12	$0.09	$2.89

(1) Adjustments to “Net earnings” are presented net of tax. The tax effect of each reconciling item is calculated using the Company’s estimated incremental tax rate for the period.  With the exception of the adjustments for “Restructuring and Other Charges” incurred during 2009, the tax effect of the adjustments was calculated using the estimated incremental U.S. combined federal and state tax rate of 38.5%.  Due to the global nature of the “Restructuring and Other Charges” incurred during 2009, the tax effect of these adjustments was calculated using a tax rate of 32.7% which represented the blended effective income tax rates for the relevant jurisdictions.